EXHIBIT 12
                              WHITMAN CORPORATION
                            STATEMENT OF CALCULATION
                     OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in Millions, Except Ratios)





                        Three Months
                          March 31,         Years Ended December 31,
                        ------------- ------------------------------------
                         1996   1995    1995   1994    1993   1992    1991
                        ------ ------  ------ ------  ------ ------  ------
Earnings:
Income from Continuing
Operations before
Taxes                   $ 33.3 $ 30.2  $259.7 $212.7  $212.2 $170.6  $161.7
Fixed Charges Excluding
Capitalized Interest      20.7   20.3  $ 86.7   82.2   105.9  106.9   138.2
                        ------ ------  ------ ------  ------ ------  ------
Earnings as Adjusted    $ 54.0 $ 50.5  $346.4 $294.9  $318.1 $277.5  $299.9
                        ====== ======  ====== ======  ====== ======  ======

Fixed Charges:
Interest Expense        $ 17.4 $ 17.3  $ 74.6 $ 71.1  $ 96.2 $ 97.7  $128.6
Portion of Rents
Representative of
Interest Factor            3.3    3.0    12.1   11.1     9.7    9.2     9.6
                        ------ ------  ------ ------  ------ ------  ------
Fixed Charges Excluding
Capitalize Interest       20.7   20.3    86.7   82.2   105.9  106.9   138.2
Capitalized Interest       0.0    0.0     0.2    0.2     0.2    0.2     0.2
                        ------ ------  ------ ------  ------ ------  ------

Total Fixed Charges     $ 20.7 $ 20.3  $ 86.9 $ 82.4  $106.1 $107.1  $138.4
                        ====== ======  ====== ======  ====== ======  ======
Ratio of Earnings to
   Fixed Charges           2.6x   2.5x    4.0x   3.6x    3.0x   2.6x    2.2x
                        ====== ======  ====== ======  ====== ======  ======